Exhibit 99.1

___________________________________________________________________________
News Release

For Immediate Release	For Further Information, Contact:
November 22, 2021	George Lancaster, Hines
713-966-7676
George.lancaster@hines.com

HINES GLOBAL INCOME TRUST TO ACQUIRE HISTORIC WGN-TV STUDIOS IN CHICAGO

(CHICAGO) – Hines, the international real estate firm, is pleased to announce that Hines Global Income Trust, Inc. (“Hines Global”) has entered an agreement to acquire the historic WGN-TV Studios building located at 2501 West Bradley Place in Chicago’s North Center submarket. The deal follows Hines Global’s recent acquisition of the first of four buildings in Bradley Business Center, a 97% leased, 23-acre mixed-use campus located across the street from the WGN property.
2501 West Bradley Place encompasses 131,000 square feet and is fully leased to WGN-TV. The property’s central location offers convenient highway access and close proximity to Chicago’s affluent North Side neighborhoods.
“We are thrilled to have the opportunity to add 2501 West Bradley Place to the Hines Global portfolio. Following our approach with the other successful businesses who call Bradley Business Center home, we look forward to furthering the asset’s rich history as home to WGN, one of the longtime go-to news products in the Chicago area,” said Will Renner, managing director in Hines’ Chicago office.
Hines Global is diversified by geography and real estate asset class, with a focus on dynamic sectors and markets. This acquisition, when completed, will join a portfolio that is roughly 75% weighted toward the industrial and living sectors and is valued at over $2.4 billion.
Cushman & Wakefield, led by Cody Hundertmark, Tom Sitz and David Knapp, served as broker for the transaction.

About Hines Global
Hines Global is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global, visit www.hinesglobalincometrust.com.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 255 cities in 27 countries. Hines oversees investment assets under management totaling approximately $83.6 billion¹. In addition, Hines provides third-party property-level services to more than 367 properties totaling 138.3 million square feet. Historically, Hines has developed, redeveloped or acquired approximately 1,486 properties, totaling over 492 million square feet. The firm currently has more than 171 developments underway around the world. With extensive experience in investments across the risk spectrum and all property types, and a foundational commitment to ESG, Hines is one of the largest and most-respected real estate organizations in the world. Visit www.hines.com for more information. ¹Includes both the global Hines organization as well as RIA AUM as of June 30, 2021.

Forward-Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the completion of the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the successful completion of the pending and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully close the acquisition and subsequently manage the property, the tenant continuing to make timely rental payments, and other risks described in the "Risk Factors" section of Hines Global's Annual Report on Form 10-K for the year ended December 31, 2020, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.acquisition, the potential long-term performance of this property, future economic, competitive